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                                                                  EXHIBIT 10.42

March 5, 1997



Mr. Dale W. Wilhelm
1047 Thornton
Houston, TX 77018

Dear Dale:

In your role as a corporate officer of Serv-Tech, Inc., the Company has agreed to provide you with certain supplemental benefits as follows:

1. In the event of termination of your employment by Serv-Tech without cause or your resignation prior to your age 64 1/2, you will be entitled to a lump sum severance payment equal to twelve (12) months salary (plus car allowance) at the time of the cessation of your employment, less applicable deductions. The foregoing shall be in lieu of severance payments otherwise due.


2. Additionally, you will be entitled to certain benefits (group health, dental and car allowance) on the then current terms and cost for the twelve (12) months subsequent to your above termination without cause or your resignation. Group health and dental coverage will cease upon your eligibility to so receive group health and dental coverage from any subsequent employer.

3. Should a termination occur in conjunction with a change in control of Serv-Tech, Inc. (as defined in Schedule A), you will also be eligible for a discretionary transaction bonus determined by the Board of Directors of the Company in its sole discretion.

4. This Agreement replaces and supersedes your Agreement dated July 9, 1996 with the Company.

Sincerely,


/s/ DAVID P. TUSA
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David P. Tusa
Sr. Vice President, Finance and Administration